Exhibit (a)(1)(C)
ENDWAVE CORPORATION
ELECTION FORM

The exchange offer and withdrawal rights expire at
5:00 p.m., Pacific Time, on September 9, 2009
unless the offer is extended.

INSTRUCTIONS TO ELECTION FORM
     1. DEFINED TERMS. All terms used in this Election Form but not defined have the meaning given them in the exchange offer, dated August 11, 2009. References in this Election Form to “Endwave,” “we,” “us,” “our,” and “ours” mean Endwave Corporation.
     2. EXPIRATION DATE. The exchange offer and any rights to tender or to withdraw a tender of eligible option grants expire at 5:00 p.m., Pacific Time, on September 9, 2009, unless the exchange offer is extended.
     3. DELIVERY OF ELECTION FORM. If you intend to tender eligible option grants under the exchange offer, a signed copy of this Election Form, together with a properly completed Eligible Option Information Sheet, must be received by Endwave before 5:00 p.m., Pacific Time, on September 9, 2009 (or such later date as may apply if the exchange offer is extended) by one of the following means:
By Mail or Courier
Endwave Corporation
130 Baytech Drive
San Jose, California 95134
Attention: Curt Sacks
Phone: (408) 522-3127
By Facsimile
Endwave Corporation
Attention: Curt Sacks
Facsimile: (408) 522-3197
By Hand or Interoffice Mail
Attention: Curt Sacks
By Email
curt.sacks@endwave.com
     Your Election Form will be effective only upon receipt by us. Endwave will only accept delivery of the signed Election Form by one of the methods of delivery described above. The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.
     You are not required to tender any of your eligible option grants. If you choose to tender for exchange a particular eligible option grant, you must tender the entire option grant, but need not tender other eligible option grants held by you. Please cross out any eligible option grants listed on the attached Eligible Option Information Sheet that you do not wish to exchange.

     4. You do not need to return your stock option agreements relating to any tendered eligible option grants, as they will be automatically cancelled if we accept your eligible option grants for exchange.
     5. WITHDRAWAL OF ELECTION. Tenders of eligible option grants made under the exchange offer may be withdrawn at any time before 5:00 p.m., Pacific Time, on September 9, 2009, unless we extend the expiration date, in which case withdrawals must be received before 5:00 p.m., Pacific Time, on such later expiration date.
     To withdraw tendered eligible option grants, you must deliver, mail, fax or email a properly completed and signed Notice of Withdrawal to the attention of Curt Sacks, by hand, by interoffice mail, by facsimile to (408) 522-3197, by regular or overnight mail to Endwave Corporation, 130 Baytech Drive, San Jose, California 95134, or by email to curt.sacks@endwave.com. Withdrawals may not be rescinded and any eligible option grants withdrawn will not be considered to be properly tendered, unless the withdrawn eligible option grants are properly re-tendered before the expiration date by following the procedures described in Instruction 3 above.
     6. SIGNATURES. Please sign and date this Election Form, and provide your social security number or other tax identification number. Except as described in the following sentence, this Election Form must be signed by the eligible optionholder who holds the eligible option grants to be tendered exactly as such eligible optionholder’s name appears on the applicable option agreement. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on this Election Form
     7. REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Any questions or requests for assistance regarding the exchange offer (including requests for additional copies of the exchange offer or this Election Form) should be directed to Curt Sacks at curt.sacks@endwave.com or by telephone at (408) 522-3127.
     8. IRREGULARITIES. We will determine all questions as to the number of shares subject to eligible option grants tendered and the validity, form, eligibility (including time of receipt) and acceptance of any tender of eligible option grants. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. We may reject any or all tenders of eligible option grants that we determine are not in appropriate form or that we determine are unlawful to accept. We may waive any defect or irregularity in any tender with respect to any particular eligible option grants or any particular eligible option grant holder before the expiration of the exchange offer. No eligible option grants will be accepted for exchange until the eligible optionholder exchanging the eligible option grants has cured all defects or irregularities to our satisfaction, or they have been waived by us, prior to the expiration date. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any eligible option grants.
     9. CONDITIONAL OR CONTINGENT OFFERS. Endwave will not accept any alternative, conditional or contingent tenders.
     10. IMPORTANT TAX INFORMATION. You should refer to Sections 13 and 14 of the exchange offer, which contain important tax information. We encourage all optionholders to consult with tax advisors if you have questions about your financial or tax situation.

ELECTION FORM

To:	Endwave Corporation
130 Baytech Drive
San Jose, California 95134
Attention: Curt Sacks
Facsimile: (408) 522-3197
Email: curt.sacks@endwave.com
     I acknowledge that:
(1)	I tender to Endwave for exchange those eligible option grants specified on the attached Eligible Option Information Sheet and understand that, upon acceptance by Endwave, this Election Form will constitute a binding agreement between Endwave and me. I have crossed out any eligible option grants listed on the attached Eligible Option Information Sheet that I do not wish to exchange.

(2)	I understand that the exchange rate is three-to-one and that if I validly tender an eligible option grant for exchange, and such eligible option grant is accepted and cancelled, I will receive a new option grant to acquire a number of shares of Endwave common stock equal to the number of shares underlying such eligible option grant divided by three. Any fractional shares will be rounded down to the nearest whole share.

(3)	I understand that each new option grant issued to me will have a two year vesting period, with one-fourth of the new option grant vesting on the six-month anniversary of the grant date and the remainder vesting in equal installments on each quarterly anniversary thereafter over the following six quarters, so long as I continue to provide services to Endwave on each relevant vesting date. However, if I surrender an eligible option grant that was initially granted with a vesting period of one year, I will receive a new option grant with the same vesting period.

(4)	I understand that each new option grant will have an exercise price equal to closing price of Endwave’s common stock as reported on the date prior to the grant date of the new option grant. I understand that all new option grants will be granted under the Endwave Corporation 2007 Equity Incentive Plan.

(5)	I understand that the new option grants will be non-qualified stock options, regardless of whether the eligible option grant surrendered is an incentive stock option or a non-qualified stock option.

(6)	I understand that the new option grants will have substantially the same terms and conditions as the eligible option grants cancelled in this exchange offer, except for the number of underlying shares, the exercise price, the vesting period and the non-statutory stock option tax status.

(7)	Endwave has advised me to consult with my own advisors as to the consequences of participating or not participating in this exchange offer.

(8)	To remain eligible to tender eligible option grants for exchange and cancellation pursuant to the exchange offer, I understand that I must remain an eligible optionholder and must not have received nor have given a notice of termination prior to the date that the exchange offer expires, which is scheduled to be 5:00 p.m., Pacific Time, on September 9, 2009, unless the exchange offer is extended. I understand that if I die or cease providing services to Endwave prior to the expiration date of the exchange offer, Endwave will not accept my eligible option grants for cancellation and I or my estate or beneficiaries, as the case may be, will retain my eligible option grants with their current terms and conditions.

(9)	I understand that if I cease providing services to Endwave before the two-year anniversary of the date of grant of the new option grants, I will forfeit any unvested portion of my new option grant.
(10)	I understand that neither the ability to participate in the exchange offer nor actual participation in the exchange offer shall be construed as a right to continued employment with Endwave or any of its subsidiaries.

(11)	I understand that in accordance with Sections 6 and 15 of the exchange offer, Endwave may terminate, modify or amend the exchange offer and postpone its acceptance and cancellation of any eligible option grants that I have tendered for exchange. In any such event, I understand that the eligible option grants tendered for exchange but not accepted will remain in effect with their current terms and conditions.

(12)	I understand that this election is entirely voluntary, and I am aware that I may change or withdraw my decision to tender my eligible option grants at any time until the exchange offer expires as described in the Instructions to this Election Form. I understand that this decision to tender my eligible option grants will be irrevocable at 5:00 p.m., Pacific Time, on September 9, 2009, unless the exchange offer is extended.

(13)	I sell, assign and transfer to Endwave all right, title and interest in and to all of the eligible option grants that I am tendering as specified in the attached Eligible Option Information Sheet, and I agree that I shall have no further right or entitlement to purchase any shares of Endwave’s common stock under the tendered eligible option grants on the date Endwave accepts those option grants for exchange and cancellation. I understand that my death or incapacity will not affect Endwave’s authority to take the actions described in the exchange offer with respect to eligible option grants that I have tendered for exchange and that are accepted for cancellation, and such authority will survive my death or incapacity. All of my obligations under this election form will be binding upon my heirs, personal representatives, successors and assigns.

(14)	I agree to all of the terms and conditions of the exchange offer AND HAVE ATTACHED A COPY OF THE ELIGIBLE OPTION INFORMATION SHEET. I understand that if I do not include the Eligible Option Information Sheet with this Election Form, I will be deemed to have elected not to exchange ANY of my eligible stock option grants.

Date:

Signature of Eligible Holder

Print Name of Eligible Holder

Social Security Number or Tax Identification Number

NOTE TO ELIGIBLE OPTIONHOLDERS IN COMMUNITY PROPERTY STATES:
If you are married and reside in a state the laws of which provide that a spouse has a community property interest in the eligible option grants, in order to elect to tender your eligible option grants your spouse must execute the Spousal Consent below, whereby such spouse agrees to be bound, and agrees that any such community property interest shall similarly be bound, by this Election Form. States with community property laws are Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington and Wisconsin.
Your failure to provide your spouse’s signature constitutes your representation and warranty to Endwave that either you are not married or your spouse has no community or other marital property rights in the eligible option grants or new option grants. You should consult your personal outside advisor(s) if you have questions about the Spousal Consent below.
Spousal Consent
The undersigned spouse of the eligible optionholder who has executed this Election Form above has read and hereby approves the submission of this Election Form. The undersigned agrees to be irrevocably bound by this Election Form and further agrees that any community property interest of such spouse shall similarly be bound by this Election Form. The undersigned appoints the eligible optionholder who has executed this Election Form above as his/her attorney-in-fact with respect to any amendment or exercise of any rights under this Election Form.

Spouse’s Signature	Date

Spouse’s Name (please print or type)